                                                                    EXHIBIT 99.1


December 2002


Dear Shareholder:

On November 21, we released the attached press release reporting our financial results for the third quarter ended September 30, 2002.

As indicated in the release, we are very pleased with our results for the quarter and for the year to date. We continue to grow assets and earnings at rates that far exceed our peer group banks while avoiding many of the potential pitfalls that exist in an uncertain economy.

In evaluating the results, please be aware that the comparison of earnings to 2001 is negatively impacted by the payment of taxes beginning in 2002 and, on a fully diluted per share basis, by the payment of taxes and the payment of preferred dividends beginning in the first quarter of 2002.

While we are very encouraged with our earnings and trends through the third quarter, on November 6, 2002 the Federal Reserve Board voted to lower its target on the federal funds rate by 50 basis points from 1.75% to 1.25%, which will negatively affect our results in the future. We are an asset sensitive company, which in simple terms means that we are carrying floating rate assets with fixed cost demand deposits and capital. In a declining rate scenario, our demand deposits and capital earn progressively less as rates decline. Based upon a "shock test" interest rate simulation model comparing a "most likely" interest rate scenario to a 150 basis point decrease in rates, the impact reduces net interest income for the next 12 months by $10.4 million. Thus, a 50 basis point reduction could be interpolated to have one-third the impact as a 150 basis point reduction, or about $3.5 million (see the company's Form 10-Q filed with the SEC for period ended September 30, 2002). In addition to the interest rate impact, we might also expect loan growth to be less robust in a slower growing economy.

In spite of the foregoing, we remain extremely optimistic about the long-term future of the company. There are many signs that the economy is improving, and we believe that the next move in interest rates will be upward. With our asset sensitivity, we are positioned to benefit from rising interest rates. Be assured that we have not changed our forecast for the company's ultimate prospects; it may just take longer for us to get there.

We continue to assess the potential to reactivate the IPO process that was postponed in October. While we are encouraged by the improvement in the equity markets, the small cap banking sector has not kept pace. We will continue to monitor the situation and will keep you apprised of our intentions.

Thank you for your ongoing interest and support.


/s/ Jody Grant                      /s/ Raleigh Hortenstine             /s/ George Jones

Chairman and CEO                    President                          President and CEO
Texas Capital Bancshares, Inc.      Texas Capital Bancshares, Inc.     Texas Capital Bank

Enclosure


This letter contains forward-looking statements, which are subject to risk and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events, or results to differ significantly from those described in the Company's 10Q for the period ended September 30, 2002 which was recently filed with the Securities and Exchange Commission. To obtain the Form 10Q, visit our website at texascapitalbank.com or call Investor Relations at 214/932-6631.

                      [TEXAS CAPITAL BANCSHARES, INC. LOGO]



Contact:
John Floeter, 214.370.9307
john@victorypr.com

Dena Buford, 972.462.7525
dena@victorypr.com


             TEXAS CAPITAL BANCSHARES REPORTS INCREASE IN NET INCOME

DALLAS (November 21, 2002) - Texas Capital Bancshares, Inc. today reported financial results for the third quarter of 2002.

Net income of $2.1 million (net of $700,000 of income tax expense) was reported for the third quarter of 2002 compared to $2.0 million for the third quarter of 2001. Pre-tax income was $2.8 million for the third quarter of 2002 compared to $2.0 million for the third quarter of 2001, which represents a 36% increase. Net income for the nine months ended September 30, 2002 was $5.5 million (net of $1.8 million of income tax expense) compared to $3.8 million for the same period in 2001. Pre-tax income was $7.3 million for the nine months ended September 30, 2002 compared to $3.8 million for the same period in 2001, which represents a 95% increase.

"Our results for the third quarter and for the first three quarters of this year are very strong compared to 2001," said Jody Grant, chairman & CEO of Texas Capital Bancshares. "In spite of the weakness in the national economy, loan demand from middle market companies in our local markets is relatively strong. We also continue to benefit from being a Texas based independent bank"

Earnings per diluted common share for the quarter ended September 30, 2002 were $.09 versus $.11 for the same quarter in 2001. For the nine months ended September 30, 2002, earnings per diluted common share were $.24 versus $.20 for 2001. Earnings per diluted share were impacted by a reduction in income available to common shareholders due to the payment of preferred stock dividends beginning in the first quarter of 2002 and the payment of taxes in 2002, the aggregate affect of which was $.05 in the third quarter and $.14 for the nine months of 2002. Texas Capital did not record any income tax expense in 2001.

Return on average assets was .61% for the third quarter of 2002 compared to .76% for the third quarter of 2001. Return on average equity was 6.95% and 8.91%, for the third quarter of 2002 and 2001, respectively. The decreases in return on average assets and equity resulted from the accrual of current income tax expense during 2002.

Net interest income was $10.9 million for the third quarter of 2002 compared to $9.7 million for the third quarter of 2001. The increase was primarily due to an increase in average earning assets of $280.7 million as compared to the third quarter of 2001, which offset a 44 basis point decrease in net interest margin. The increase in average earning assets included a $158.1 million increase in average net loans. Average interest bearing liabilities increased $222.5 million from the third quarter of 2001, which included a $142.7 million increase in interest bearing deposits and a $79.8 million increase in borrowings. The increase in average borrowings was primarily related to an increase in federal funds purchased and securities sold under repurchase agreements and was used to supplement deposits in funding loan growth and securities purchases. The average cost of interest bearing liabilities decreased from 4.08% for the quarter ended September 30, 2001 to 2.63% for the same period of 2002, reflecting the continuing decline in market interest rates.

Provision for loan losses was $2.4 million for the third quarter of 2002 compared to $1.7 million for the third quarter of 2001. The provisions are made to reflect management's assessment of the risk of loan losses specifically including risk associated with the continued rapid growth in Texas Capital's loan portfolio. The provision for loan losses to average loans for the quarter ended September 30, 2002 is .94%, which is slightly higher than the .82% during the same quarter in 2001. Provision for the nine months ended September 30, 2002 is .63%, which is comparable to the .68% during the nine months ended September 30, 2001. The reserve for loan losses totaled $13.8 million at September 30, 2002, which is 1.31% of total loans compared to $12.6 million, or 1.39% at December 31, 2001, and $11.0 million, or 1.29% at September 30, 2001. The company's reserve ratio to non-performing loans continues to be strong. Net chargeoffs as a percent of average loans remain at what management believes to be an acceptable level.

Non-interest income increased $1.5 million compared to the same quarter of 2001. Service charges on deposit accounts increased $237,000. This increase was due to the continued increase in deposits, which resulted in a higher volume of transactions. Trust fee income increased $39,000, due to continued growth of trust assets in 2002. Other non-interest income increased by $206,000 primarily due to bank owned life insurance (BOLI) income of $144,000 and an increase in mortgage warehouse fees. In order to fund the BOLI in September, Texas Capital sold approximately $25 million in securities. Based on the average securities yield for the quarter, the company would have earned approximately $102,000 in September on those securities as opposed to the $144,000 earned on the BOLI for that month. The third quarter of 2002 non-interest income includes a $1.4 million gain on sale of securities compared to a gain of $354,000 in the third quarter of 2001.

Non-interest expense for the third quarter of 2002 increased $1.3 million or 18.4% compared to the third quarter of 2001. The increase is primarily related to an increase of $380,000 in salaries and employee benefits, an increase in advertising expense of $417,000 related to increased print ads and the purchase of miles related to the American Airlines AAdvantage(R) program, and an increase in legal and professional expenses of $289,000 mainly related to legal expenses incurred with our non-performing loans and leases.

Texas Capital had non-performing loans of $8.160 million, or .77% of total loans at September 30, 2002, compared to $6.762 million or .72% of total loans at June 30, 2002, and $11.429 million, or 1.26% of total loans at December 31, 2001. The increase from June 30 to September 30 is primarily related to $1,686,000 of loans past due 90 days and still accruing interest. Ninety seven percent of this balance consists of loans that are government guaranteed and should be paid in full during the fourth quarter. The company had non-accrual loans and leases of $6,474,000, $5,454,000 and $6,032,000 at September 30, 2002, September 30, 2001,
and December 31, 2001, respectively. At September 30, 2002, non-performing loans and leases consisted of $3,098,000 in commercial loans, $2,039,000 in real estate loans, and $1,337,000 in leases. Of the $3,098,000 non-performing commercial loans, $3,056,000 was represented by one loan relationship. Management expects $2,500,000 of this to be repaid by year-end or during the first quarter of 2003, with specific reserves having been established for the balance.

Management expects the balance sheet will continue to be asset sensitive over the next 12 months resulting in more loans than deposits repricing over this period. This is largely due to the concentration of assets in variable rate loans rather than fixed rate loans.

Total assets at September 30, 2002 were $1.617 billion, an increase of $356 million from $1.261 billion at June 30, 2002, and an increase of $452 million from $1.165 billion at December 31, 2001.

The aggregate loan portfolio at September 30, 2002 was $1.054 billion, an increase of $109 million from $945 million at June 30, 2002, and an increase of $150 million from $904 million at December 31, 2001. Total deposits at September 30, 2002 are $1.119 billion, an increase of $139 million from $980 million at June 30, 2002, and an increase of $233 million from $886 million at December 31, 2001.


About Texas Capital Bancshares

Texas Capital Bancshares, Inc. is a privately owned and operated bank holding company whose principal subsidiary is Texas Capital Bank, N.A., headquartered in Dallas, Texas. Texas Capital Bank targets middle market businesses, the executives of those businesses and affluent individuals. The Bank has full-service locations in Austin, Dallas, Fort Worth, Plano and San Antonio.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares' control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the registration statement on Form S-3 as amended relating to the initial public offering and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.

TEXAS CAPITAL BANCSHARES, INC.

--------------------------------------------------------------------------------
QUARTERLY FINANCIAL SUMMARY - UNAUDITED
Consolidated Daily Average Balances, Average Yields and Rates
(In Thousands Except Share)

                                                 For the three months ended                  For the three months ended
                                                     September 30, 2002                           September 30, 2001
                                         -------------------------------------------   ----------------------------------------
                                            Average        Revenue/        Yield/        Average       Revenue/      Yield/
                                            Balance       Expense (1)       Rate         Balance     Expense (1)      Rate
                                         ------------    ------------   ------------   ------------  ------------  ------------

ASSETS
Taxable securities                       $    304,724    $      3,815           4.97%  $    185,523  $      2,813          6.02%
Federal funds sold                              5,903              25           1.68%         2,853            24          3.34%
Deposits in other banks                           621               3           1.92%           312             7          8.90%
Loans (1)                                   1,000,356          14,219           5.64%       839,836        15,670          7.40%
   Less reserve for loan losses                12,871              --             --         10,444            --            --
                                         ------------    ------------   ------------   ------------  ------------  ------------
Loans, net of reserve                         987,485          14,219           5.71%       829,392        15,670          7.50%
                                         ------------    ------------   ------------   ------------  ------------  ------------
Total earning assets                        1,298,733          18,062           5.52%     1,018,080        18,514          7.21%
Cash and other assets                          69,876                                        51,966
                                         ------------                                  ------------
Total assets                             $  1,368,609                                  $  1,070,046
                                         ============                                  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Transaction deposits                     $     52,478    $        123           0.93%  $     42,955  $        245          2.26%
Savings deposits                              352,364           1,880           2.12%       341,207         3,019          3.51%
Time deposits                                 451,391           3,614           3.18%       329,413         4,222          5.08%
                                         ------------    ------------   ------------   ------------  ------------  ------------
Total interest bearing deposits               856,233           5,617           2.60%       713,575         7,486          4.16%
Other borrowings                              227,420           1,571           2.74%       147,583         1,376          3.70%
                                         ------------    ------------   ------------   ------------  ------------  ------------
Total interest bearing liabilities          1,083,653           7,188           2.63%       861,158         8,862          4.08%
Demand deposits                               156,950                                       108,133
Other liabilities                               8,417                                         9,639
Stockholders' equity                          119,589                                        91,116
                                         ------------                                  ------------
Total liabilities and stockholders'
   equity                                $  1,368,609                                  $  1,070,046
                                         ============                                  ============

Net interest income                                      $     10,874                                $      9,652
Net interest income to earning assets                                           3.32%                                      3.76%
                                                                        ------------                               ------------
Provision for loan losses                                       2,380                                       1,730
Non-interest income                                             2,863                                       1,360
Non-interest expense                                            8,563                                       7,235
                                                         ------------                                ------------
INCOME BEFORE TAXES                                             2,794                                       2,047
Federal and state income tax                                     (700)                                         --
                                                         ------------                                ------------
NET INCOME                                               $      2,094                                $      2,047
                                                         ============                                ============
EARNINGS PER SHARE:
   NET INCOME
   Basic                                                 $        .09                                $        .11
   Diluted                                               $        .09                                $        .11
Return on average equity                                         6.95%                                       8.91%
Return on average assets                                          .61%                                        .76%
Equity to assets                                                 8.74%                                       8.52%

--------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
(In thousands)

                                                    Three months ended September 30           Nine months ended September 30
                                                       2002                2001                  2002                 2001
                                                   ------------         ------------         ------------         ------------
Beginning balance                                  $     12,096         $     10,679         $     12,598         $      8,910
    Loans charged-off:
        Commercial                                           85                1,388                2,085                1,388
        Consumer                                             --                   --                    6                   --
        Leases                                              557                   --                1,042                  353
                                                   ------------         ------------         ------------         ------------
    Total                                                   642                1,388                3,133                1,741
   Recoveries:
       Consumer                                               1                   --                   11                   --
       Leases                                                 9                   --                    9                   --
                                                   ------------         ------------         ------------         ------------
   Total for recoveries                                      10                   --                   20                   --
                                                   ------------         ------------         ------------         ------------
   Net chargeoffs                                           632                1,388                3,113                1,741
Provision for loan losses                                 2,380                1,730                4,359                3,852
                                                   ------------         ------------         ------------         ------------
Ending balance                                     $     13,844         $     11,021         $     13,844         $     11,021
                                                   ============         ============         ============         ============

Reserve for loan losses to loans
   outstand-ing at end of period                           1.31%                1.29%                1.31%                1.29%
Net charge-offs to average loans(1)                         .25%                 .66%                 .45%                 .31%
Provision for loan losses to average loans(1)               .94%                 .82%                 .63%                 .68%
Recoveries to gross charge-offs                            1.56%                  --                  .64%                  --

Non-performing and renegotiated loans:
    Loans past due (90 days)                       $      1,686         $         --         $      1,686         $         --
    Nonaccrual                                            6,474                5,454                6,474                5,454
    Renegotiated                                             --                   --                   --                   --
                                                   ------------         ------------         ------------         ------------
Total                                              $      8,160         $      5,454         $      8,160         $      5,454
                                                   ============         ============         ============         ============

Reserve as a percent of non-performing
   and renegotiated loans                                169.66%              202.07%              169.66%              202.07%

(1)  Interim period ratios are annualized.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands except share data)

                                                          Three Months Ended                   Nine Months Ended
                                                             September 30                        September 30
                                                       2002               2001             2002                2001
                                                    ----------         ----------        ----------         ----------

INTEREST INCOME
Interest and fees on loans                          $   14,219         $   15,670        $   39,545         $   45,364
Securities                                               3,815              2,813            10,320              8,353
Federal funds sold                                          25                 24               204                470
Deposits in other banks                                      3                  7                 6                 16
                                                    ----------         ----------        ----------         ----------
Total interest income                                   18,062             18,514            50,075             54,203
INTEREST EXPENSE
Deposits                                                 5,617              7,486            15,650             25,710
Federal funds purchased                                    402                 --             1,145                 --
Other borrowings                                         1,169              1,376             2,798              2,811
                                                    ----------         ----------        ----------         ----------
Total interest expense                                   7,188              8,862            19,593             28,521
                                                    ----------         ----------        ----------         ----------
NET INTEREST INCOME                                     10,874              9,652            30,482             25,682
PROVISION FOR LOAN LOSSES                                2,380              1,730             4,359              3,852
                                                    ----------         ----------        ----------         ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
   LOSSES                                                8,494              7,922            26,123             21,830
NON-INTEREST INCOME
Service charges on deposit accounts                        710                473             2,055              1,274
Trust fee income                                           235                196               727                600
Gain on sale of securities                               1,375                354             1,375              1,335
Cash processing fees                                        --                 --               993                 --
Other                                                      543                337             1,369                866
                                                    ----------         ----------        ----------         ----------
Total non-interest income                                2,863              1,360             6,519              4,075
NON-INTEREST EXPENSE
Salaries and employee benefits                           4,163              3,783            12,492             11,774
Net occupancy expense                                    1,214              1,222             3,767              3,522
Advertising and affinity payments                          448                 31             1,010                209
Legal and professional                                     724                435             2,175              1,262
Communications and data processing                         717                711             2,117              2,156
Franchise taxes                                             34                 39                81                105
Other                                                    1,263              1,014             3,701              3,127
                                                    ----------         ----------        ----------         ----------
Total non-interest expense                               8,563              7,235            25,343             22,155
                                                    ----------         ----------        ----------         ----------
INCOME BEFORE INCOME TAXES                               2,794              2,047             7,299              3,750
Income tax expense                                         700                 --             1,828                 --
                                                    ----------         ----------        ----------         ----------
NET INCOME                                               2,094              2,047             5,471              3,750

Preferred stock dividends                                 (280)                --              (817)                --
                                                    ----------         ----------        ----------         ----------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
                                                    $    1,814         $    2,047        $    4,654         $    3,750
                                                    ==========         ==========        ==========         ==========

EARNINGS PER SHARE:
Basic                                               $      .09         $      .11        $      .24         $      .20
Diluted                                             $      .09         $      .11        $      .24         $      .20

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands except share data)

                                                                                          September 30,       December 31,
                                                                                              2002                2001
                                                                                          -------------      -------------

ASSETS
Cash and due from banks                                                                   $      81,359      $      44,260
Federal funds sold                                                                                8,850             12,360
Securities available for sale                                                                   446,783            206,365
Loans, net                                                                                      959,759            841,907
Loans held for sale                                                                              76,053             43,764
Premises and equipment, net                                                                       4,059              4,950
Accrued interest receivable and other assets                                                     39,110              9,677
Goodwill, net                                                                                     1,496              1,496
                                                                                          -------------      -------------
Total assets                                                                              $   1,617,469      $   1,164,779
                                                                                          =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                                 $     219,160      $     136,266
     Interest bearing                                                                           900,432            749,811
                                                                                          -------------      -------------
   Total deposits                                                                             1,119,592            886,077

Accrued interest payable                                                                          2,279              2,848
Other liabilities                                                                                 6,683              5,897
Federal funds purchased                                                                          79,699             76,699
Other borrowings                                                                                288,388             86,899
                                                                                          -------------      -------------
Total liabilities                                                                             1,496,641          1,058,420

Stockholders' equity:
   Convertible preferred stock, non-voting, $.01 par value, 6%:
      Authorized shares - 10,000,000
      Issued shares - 1,057,142 and 753,301 at September 30, 2002 and
       December 31, 2001, respectively                                                               11                  8
   Common stock, $.01 par value:
     Authorized shares - 100,000,000
     Issued shares -18,473,646 and 18,400,310 at September 30, 2002
       and December 31, 2001, respectively                                                          184                184
   Series A-1 Non-voting common stock, $.01 par value:
     Issued shares - 697,166 and 741,392 at September 30, 2002 and
       December 31, 2001, respectively                                                                7                  7
   Additional paid-in capital                                                                   132,004            127,378
   Accumulated deficit                                                                          (15,219)           (20,690)
   Treasury stock (shares at cost: 97,246 and 87,516 at September 30,
     2002 and December 31, 2001, respectively)                                                     (667)              (594)
   Deferred compensation                                                                            573                573
   Accumulated other comprehensive income (loss)                                                  3,935               (507)
                                                                                          -------------      -------------
Total stockholders' equity                                                                      120,828            106,359
                                                                                          -------------      -------------
Total liabilities and stockholders' equity                                                $   1,617,469      $   1,164,779
                                                                                          =============      =============